EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (No. 333-270466) on Form S-3 and (No. 333-234385) on Form S-8 of HBT Financial, Inc., of our report dated March 7, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of HBT Financial, Inc., appearing in this Annual Report on Form 10-K of HBT Financial, Inc., for the year ended December 31, 2024.
/s/ RSM US LLP
Chicago, Illinois
March 7, 2025